CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our report dated March 12, 2010, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009), which is incorporated by reference in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

Chicago, Illinois

September 15, 2010